SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K


Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  September 4, 1998

ADEN ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)


         California			00-18140		87-0447215
(State or other jurisdiction of		(Commission		(I.R.S. Employer
incorporation or organization)	File No.)		 Identification No.)


13314 I Street, Omaha, Nebraska		68137
       (Address of principal executive offices)	        (Zip Code)


(402) 334-5556)
(Registrants telephone number, including area code)

Item 5.	Other Information

On September 4, 1998, the Registrant announced that it had entered into a two (2) year Marketing Exclusivity Agreement with SellectSoft, L.L.C., an Arizona Limited Liability Corporation, with its principal offices at 13314 I Street, Omaha, Nebraska, 68137, in exchange for ten (10) million shares of Aden Enterprises, Inc. common stock. Under the terms of such agreement Registrant is granted sole and complete access and availability to all current and future related components required in the marketing and distribution of the SellectSoft patented processes. The SellectSoft exclusivity applies to all electronic mediums, which include but are not limited to, diskettes, CD-ROM, Internet, card-based programs, kiosk and others. The patented protected components involved in the SellectSoft Marketing Exclusivity Agreement include all copyrights, software and future upgrades.
SelectSoft which consists of intellectual property including trade names, business concepts and a plan. Current management of SelectSoft shall continue. This agreement requires the Registrant to make certain payments and underwrite expenses. There can be no assurances the Registrant will be able to raise the funds needed to satisfy the agreement.

On September 24, 1998, the Registrant announced that, through
Michael S. Luther, President of the Corporation, it had entered into a letter term sheet setting forth the terms and conditions whereby Luther
& Company, or its Designee, shall provide Alcohol Sensors
International, LTD., with principal offices located in Islandia, New York, prepaid royalties and other consideration set forth in such letter term sheet in exchange for an exclusive worldwide three-year license for the Companys product(s) and three year warrants. Current management of Alcohol Sensors International, LTD., shall be retained and continue acting in their current offices and capacities.

The Registrant has determined that it is interested in providing up to one and one-half million dollars of funding for Digital Products
Acquisition Corporation, other business activities and investments. Digital Products Acquisition Corporation is seeking to acquire the assets of Digital Products Corporation under a Bankruptcy
Reorganization in the State of Florida.

The Registrant is currently involved in a private placement financing whereby it may raise up to $15 million in equity and debt. These funds will be used in part to finance Alcohol Sensors International, LTD., DPAC and other business activities of the Registrant and its affiliates. There can be no assurance that Registrant will be successful. If the Registrant does not raise this money it will not be able to pursue these business matters.

The Registrant will seek to arrange a shareholders meeting in the near future to change the name of the Corporation to NETWorks Direct, authorize additional shares of common stock and other matters which may be of importance. After giving effect to the SellectSoft transaction, there are presently 80,646,212 shares of Aden Enterprises, Inc., stock outstanding.



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